Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP

IMPLEMENTS FASB PRONOUNCEMENT

WAYNE, NJ – November 14, 2003 — On November 7, 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position 150-3, indefinitely deferring the effective date for applying the provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” as they apply to Valley National Bancorp (NYSE:VLY). Therefore, the net interest margin, net interest income and non-interest expense as originally reported in Valley National Bancorp’s press release, furnished on Form 8-K on October 16, 2003 is amended as follows:

	As Originally Reported		Amended to reflect SFAS 150 Deferral
	Three months ended September 30, 2003	Nine months ended September 30, 2003	Three months ended September 30, 2003	Nine months ended September 30, 2003
Net interest margin[1]	3.76%	4.18%	3.94%	4.24%
Net interest income	$81,699	$267,611	$85,631	$271,543
Non-interest expense	$54,128	$172,075	$58,060	$176,007

The changes noted above are included in Valley’s 10-Q Quarterly Report for the quarter ended September 30, 2003.

Valley National Bancorp is a regional bank holding company with $9.7 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 129 offices located in 83 communities serving 11 counties throughout northern New Jersey and Manhattan.

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1  Net interest income on a tax equivalent basis as a percentage of total average interest earning assets.